Exhibit 99.7

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (1) REGISTRATION IN COMPLIANCE WITH SUCH ACT AND SUCH STATE LAWS OR (2) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE PROTOMOLD COMPANY, INC.

STOCK SUBSCRIPTION WARRANT

July 4, 2006

VOID AFTER JULY 4th, 2016

THIS CERTIFIES that, for value received, John Tumelty, an individual residing at Hobland House, High Street, East Ilsley, Berkshire England RG207LE (the “Recipient”) or permitted assigns (the Recipient and his permitted assigns, each a “Holder”), shall be entitled to subscribe for and purchase from THE PROTOMOLD COMPANY, INC., a Minnesota corporation (the “Company”), up to 15,000 shares (the “Warrant Shares”) of Common Stock, $.001 par value per share, of the Company (the “Common Stock”), at the Exercise Price (as defined in Section 2 hereof), during the Exercise Period (as defined in Section 1 hereof), pursuant to the terms and subject to the conditions hereof.

1. Exercise Period.

(a) Vesting. This Warrant shall vest and become exercisable as to the number of Warrant Shares as follows:

Date(s) of Exercisability	No. of Warrant Shares as to Which Warrant Becomes Exercisable
July 4th, 2006	3,000
July 4th, 2007	3,000
July 4th, 2008	3,000
July 4th, 2009	3,000
July 4th, 2010	3,000

The exercise schedule shall be cumulative; thus, to the extent this Warrant has not already been exercised and has not expired, terminated or been cancelled, the Holder or the person otherwise entitled to exercise this Warrant as provided herein may at any time, and from time to time, purchase all or any portion of the Warrant Shares then purchasable under the exercise schedule. This Warrant may also be exercised in full (notwithstanding the exercise schedule) under the circumstances described in Section 6 of this Agreement if it has not expired prior thereto. Any period in which the Holder may exercise any portion of this Warrant is referred to herein as the “Exercise Period”.

(b) Expiration. This Warrant shall expire at 5:00 p.m. Central Time on the earliest of: (i) The void after date specified at the beginning of this Agreement; (ii) The last day of the period following the termination of employment of the Holder during which this Warrant can be exercised as specified in Section 1(c) below; or (iii) The date (if any) fixed for cancellation pursuant to Section 6 of this Agreement. In no event may anyone exercise this Warrant, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

(c) Employment Requirement. This Warrant may be exercised only while the Holder remains employed with the Company or a parent or subsidiary thereof, and only if the Holder has been continuously so employed since the date of this Agreement; provided that:

(i) This Warrant may be exercised for three months following the day the Holder’s employment by the Company ceases if such cessation of employment is for a reason other than (1) death or disability, or (2) Due Cause (as defined in 1(d) below)) but only to the extent that it was exercisable immediately prior to termination of employment.

(ii) This Warrant may be exercised within one year after the Holder’s employment by the Company ceases if such cessation of employment is because of death or disability.

(iii) If the Holder’s employment terminates after a declaration made pursuant to Section 6 of this Agreement in connection with an Event, this Warrant may be exercised at any time permitted by such declaration.

(d) Due Cause. The following events will be deemed to constitute a termination for due cause (each of which shall constitute “Due Cause”):

(i) Executive’s engagement in any conduct that materially injures the integrity, character or reputation of the Company, which, if capable of being cured, has not been cured within 30 days after Executive has been provided written notice of such breach by the chief executive officer of the Company; or

(ii) Executive’s commission of, conviction of, or plea of nolo contendere (or such similar concept under the laws of the United Kingdom) to any felony or any other act involving dishonesty, or fraud against the Company, which materially injures the integrity, character or reputation of the Company.

2. Exercise Price.

Subject to adjustment pursuant to Section 4 hereof, the exercise price (the “Exercise Price”) at any time for each Warrant Share shall be $25 per Warrant Share.

3. Exercise of Warrant; Warrant Shares.

(a) The rights represented by this Warrant may be exercised, in whole or in part, by (i) the surrender of this Warrant (properly endorsed) at the office of the Company (or at such other agency or office of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (ii) delivery to the Company of a Notice of Election to Exercise in the form of Exhibit A attached hereto, and (iii) payment to the Company of the aggregate Exercise Price by cash, wire transfer funds or certified check.

(b) Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company’s Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Election to Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)
A

Where X = the number of shares of Common Stock to be issued to the Holder

Y =   the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =   the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =   Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that in the event that this Warrant is exercised pursuant to this Section 3(b) in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.

(c) Each date on which this Warrant is surrendered together with the properly endorsed Notice of Election to Exercise and on which payment of the Exercise Price is made and each date on which this Warrant is surrendered is referred to herein as an “Exercise Date.” Simultaneously with each exercise, the Company shall issue and deliver a certificate or certificates for the Warrant Shares being purchased pursuant to such exercise, registered in the name of the Holder or the Holder’s permitted designee, to such Holder or designee, as the case may be. If such exercise shall not have been for the full number of the Warrant Shares set forth in the first paragraph of this Warrant, then the Company shall issue and deliver to the Holder a new Warrant, registered in the name of the Holder, of like tenor to this Warrant, for the balance of the Warrant Shares that remain after exercise of the Warrant.

(d) The person in whose name any certificate for shares of Common Stock is issued upon any exercise shall for all purposes be deemed to have become the holder of record of such shares as of the Exercise Date, except that if the Exercise Date is a date on which the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustment of Exercise Price.

The Exercise Price (including the Adjusted Exercise Price) shall be subject to adjustment from time to time as follows:

(a) If, at any time after the date hereof, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares.

(b) If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Exercise Price shall be appropriately increased and the aggregate number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares.

(c) In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company, this Warrant shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Company, or of the corporation resulting from such consolidation or surviving such merger, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of this Warrant would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(d) If the Company takes any other action, or if any other event shall occur as to which the provisions of paragraphs (a), (b), or (c), of this Section 4 are not strictly applicable but the failure to make an adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of those paragraphs, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular independent auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in such Sections, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

(e) All calculations under this Section 4 shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

(f) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall issue a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

5. No Shareholder Rights.

In and of itself, this Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

6. Acceleration and Cancellation of Warrant.

(a) Death or Disability. This Warrant may be exercised in full, regardless of whether such exercise occurs prior to a date on which this Warrant would otherwise vest, upon the death or disability of the Holder; provided that the Holder shall have been continuously employed by the Company or a parent or subsidiary thereof between the date of this Agreement and the date of such death or disability.

(b) Change in Control. In the event of a Change in Control, as defined in The Protomold Company, Inc. 2000 Stock Option Plan, as may be amended from time to time, (a copy of which has been provided to Holder), then, without any action by the Company, this Warrant, to the extent not already exercised in full or otherwise terminated, expired or canceled, shall become immediately exercisable in full and the Company may determine that this Warrant shall be canceled and make certain cash payments with respect to this Warrant as provided in Section (c) below.

(c) Event. In the event of an Event, as defined in The Protomold Company, Inc. 2000 Stock Option Plan, the Company may, but shall not be obligated to:

(i) if the Event is a merger or consolidation or statutory share exchange, make appropriate provision for the protection of this Warrant by the substitution for this Warrant of Warrants or voting common stock of the corporation surviving any merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation; or

(ii) at least 20 days prior to the occurrence of the Event, declare, and provide written notice to the Holder of the declaration, that this Warrant, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Event (unless it shall have been exercised prior to the occurrence of the Event). In connection with any such declaration, the Company may, but shall not be obligated to, cause payment to be made to the Holder of cash equal to, for each Warrant Share covered by the canceled Warrant, the amount, if any, by which the Event Proceeds per Warrant Share, exceeds the exercise price per Warrant Share covered by this Warrant. “Event Proceeds” means the cash plus the fair market value, as determined in good faith by the Company, of the non-cash consideration to be received per Warrant Share by the stockholders of the Company upon the occurrence of the Event. At the time of any such declaration, this Warrant shall immediately become exercisable in full and the Holder shall have the right, during the period preceding the time of cancellation of this Warrant, to exercise this Warrant as to all or any part of the Warrant Shares covered by this Warrant. In the event of a declaration pursuant to this subsection, to the extent this Warrant has not been exercised prior to the Event, the unexercised part of this Warrant shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration. Notwithstanding the foregoing, the holder of this Warrant shall not be entitled to the payment provided for in this subsection if this Warrant shall have become void or otherwise expired.

(d) Discretionary Acceleration. The Company may, in its sole discretion, to declare at any time that this Warrant shall be immediately exercisable.

7. Restrictions on Transfer.

(a) While the Recipient is alive, only the Recipient or his guardian or legal representative may exercise this Warrant. This Warrant may not be assigned or transferred other than (i) by will or the laws of descent and distribution; (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; or (iii) during the lifetime of the Recipient to a grantor trust of which he is both primary beneficiary and trustee, or by a grantor trust to the Recipient who as grantor created the grantor trust or by the Recipient during his lifetime to Other Eligible Estate Planning Vehicles as defined herein. Any reference in this Agreement to the Warrants held by the Recipient shall refer also to any Warrants held by a grantor trust established by the Recipient and to Warrants held by Other Eligible Estate Planning Vehicle as if such warrants were held by the grantor in his individual capacity. Notwithstanding the foregoing, this Warrant shall not be transferred unless any outstanding promissory note issued to the Recipient on the date hereof is also transferred to the same transferee. All references to a Holder in this Agreement shall apply to a Holder in his individual capacity and to a Holder as trustee of the grantor trust or an Other Eligible Estate Planning Vehicle where appropriate. “Other Estate Planning Vehicle” shall mean any trust created for the benefit of one or more of the spouse or the children or grandchildren of the Recipient, limited partnership established for estate planning purposes so long as such other Estate Planning Vehicle is controlled by the Recipient.

(b) In connection with an initial public offering of the corporation’s common stock, the Holder agrees that he, she or it, shall not sell publicly, make any short sale of, grant any Warrant for the purchase of, or otherwise dispose publicly of, any Warrant Shares without the prior written consent of the Company for a period (the “Lockup Period”) designated by the Company in writing to the Holder, which period shall begin not more that 10 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall not last more than 180 days after the effective date of such registration statement.

(c) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR IF THE COMPANY HAS RECEIVED A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS .

8. Lost, Stolen, Mutilated or Destroyed Warrant.

If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

9. Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at:

The Protomold Company, Inc.

1757 Halgren Road

Maple Plain, Minnesota 55359

USA

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

USA

Attn: Louis B. Lambert

and to Holder at the last known address of the registered Holder showing on the Company’s records or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

10. Tax Withholding.

(a) Delivery of Shares upon exercise of this Warrant shall be subject to any required withholding taxes. As a condition precedent to receiving Shares upon exercise of this Warrant, the Holder may be required to pay to the Company an amount equal to the amount of any required withholdings.

(b) Where, in relation to any proposed exercise, assignment or release of the Warrant, the Employer (as defined below) is liable, or the Employer believes that it is liable, to pay or account to HM Revenue & Customs (the “Inland Revenue”) for any sum in respect of income tax or NIC, whether under Pay As You Earn or otherwise, in respect of any Warrant Gain (as defined below) (and in the Employer’s opinion it is not reasonably practicable to make a withholding from any sums owing to the Holder by the Employer (including without limitation any installment of salary, bonus, commission and any cash sums received on the assignment or release of the Warrant)), it is a condition of the exercise, assignment or release (as the case may be) of the Warrant that the Holder will first deliver cash, a banker’s draft or a check to the Employer sufficient to pay such income tax and NIC payable in relation to the Warrant Gain.

(c) The determination of whether or not income tax and/or NIC is to be accounted for, and if so, the amount due on the exercise, assignment or release (as the case may be) of the Warrant shall be determined by the Employer having regard to the prevailing legislation and practice, any available relief for Secondary Contributions (as defined below) that are payable by the Holder and rates of tax in force at the time. The Employer’s determination of the amount of income tax and NIC due (if any) shall be final and binding on the Holder.

(d) The Holder agrees to indemnify the Employer against any Warrant Tax Liability (as defined below).

(e) For the purposes of Section 10 of this Agreement:

(i) “Employer” means such member of the Group as is or, if the Holder has ceased to be employed within the Group, was the Holder’s employer or such other member of the Group or other person obliged to pay or account for any Warrant Tax Liability;

(ii) “Group” means the Company and any other entity that is a holding company or subsidiary of the Company and any company being a subsidiary of any such holding company and any other person obliged to pay or account for any Warrant Tax Liability;

(iii) “NIC” means national insurance contributions;

(iv) “Warrant Gain” means a gain realized by the Holder upon the exercise, assignment or release of the Warrant, being a gain that is chargeable to income tax under section 476 of the UK Income Tax (Earnings & Pensions) Act 2003;

(v) “Warrant Tax Liability” means any liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in respect of any Warrant Gain and any further or additional liability of the Employer to pay to the Inland Revenue or to account to the Inland Revenue for any amount of, or representing, income tax or NIC (including Secondary Contributions) in relation to Shares acquired upon the exercise of the Warrant in respect of any event occurring on or after the date of exercise of the Warrant; and

(vi) “Secondary Contributions” means secondary Class 1 NIC.

(f) The Holder hereby agrees with the Company and undertakes to any other person that is a “secondary contributor” in respect of Class 1 NICs payable in respect of any Warrant Gain (the “Secondary Contributor”) that:

(i) the Secondary Contributor may recover from the Holder the whole of any Secondary Contributions; and

(ii) the Holder shall join with the Secondary Contributor in promptly following the date hereof making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole of any liability of the Secondary Contributor to Secondary Contributions to be transferred to the Holder.

11. Governing Law.

This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota without giving effect to principles of conflicts of laws of any jurisdiction.

12. Headings.

The headings of the various sections contained in this Warrant have been inserted for convenience of reference only and should not be deemed to be a part of this Warrant.

13. Notices of Corporate Action.

In the event of: (a) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any tender offer, consolidation, merger, sale or transfer of any assets, dividend or other distribution, issuance of indebtedness or equity, (b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company or (c) the taking of any vote of security holders (whether at a meeting or by written action or otherwise) (each, a “Corporate Action”), the Company will provide not less than 20 days (or in the case of clause (c) 10 days) prior written notice to the Holder specifying the expected date on which any record is to be taken for the purpose of such Corporate Action, together with details thereof, and the date or expected date on which any such Corporate Action is to be consummated.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

THE PROTOMOLD COMPANY, INC.

By:	/s/ Bradley A. Cleveland
Name:	Bradley A. Cleveland
Title:	President and Chief Executive Officer

WARRANT EXHIBIT A

FORM OF NOTICE OF ELECTION TO EXERCISE

[To be executed only upon exercise of the Warrant to which this form is attached]

TO: The Protomold Company, Inc.:

(1) CHECK ONE:

☐ The undersigned hereby elects to purchase                shares of the Common Stock of THE PROTOMOLD COMPANY, INC. pursuant to the terms of the attached Warrant, and tenders herewith the aggregate payment of $                 in the form of cash, wire transfer funds, or certified check, which represents payment of the Exercise Price in full, together with all applicable transfer taxes, if any.

☐ The undersigned hereby elects to purchase                 shares of the Common Stock of THE PROTOMOLD COMPANY, INC. pursuant to the terms of the net exercise provisions set forth in Section 3(b) of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) If such number of shares exercised hereby is less than all of the shares purchasable under the current Warrant, the undersigned requests that a new Warrant, of like tenor as the Warrant to which this form is attached, representing the remaining balance of the shares purchasable under such current Warrant be registered in the name of                , whose address is                 and that such new Warrant be delivered to                         whose address is                     .

Signature:                          Print Name:

(Signature must conform in all respects to the name of the holder of the Warrant as specified on the face of the Warrant)

Date: